EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-223094 and 333-223185) and Form S-8 (File Nos. 333-145236, 333-127265, 333-13456, 333-97305 and 333-216272) of Enbridge Inc. of our report dated February 15, 2019, except with respect to our opinion on the updated consolidated financial statements insofar as it relates to the subsidiary guarantor information as described in Note 31, as to which the date is May 10, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Enbridge Inc.’s Current Report on Form 8‑K dated May 10, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Calgary, Alberta, Canada

May 10, 2019